Exhibit 99.5

CONSENT OF OCEAN TOMO, A PART OF J.S. HELD

Churchill Capital Corp IX

640 Fifth Avenue

14th Floor

New York, NY 10019

Board of Directors,

Ocean Tomo, a Part of J.S. Held, hereby consents to the inclusion of (i) summaries of and excerpts from our fairness opinion (the “Opinion”), dated June 5, 2025, to the Board of Directors of Churchill Capital Corp IX (“Churchill”) in the filing of Post-Effective Amendment No. 1 to the Registration Statement Form S-4 of Churchill that is being filed on or promptly after the date hereof with the Securities and Exchange Commission (the “Registration Statement”), including, (A) the description of certain financial analyses underlying the Opinion and (B) certain terms of our engagement by Churchill, and (ii) the Opinion as Annex F to the Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above–mentioned version of the Registration Statement and that our opinions are not to be used, circulated, quoted or otherwise referred to in whole or in part in any registration statement (including any subsequent amendments to the above–mentioned Registration Statement), proxy statement/prospectus or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/ Gregory Campanella
Gregory Campanella, JD, MBA, CLP
March 31, 2026
Senior Managing Director
Ocean Tomo, a Part of J.S. Held